Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2019

– Annual Revenue Increased 13.1% to a Record $1.5 Billion

– Annual Diluted EPS Increased 30.3% to a Record $2.28 per share

– Cash Flow from Operations Increased 27.4% to a Record $123.1 Million

– Completed Eight Acquisitions Representing Approximately $64 Million of Annual Revenues

Columbus, Ohio, February 27, 2020 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the fourth quarter and fiscal year ended December 31, 2019.

Fourth Quarter 2019 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 13.6% to a quarterly record of $401.2 million

•	Large commercial construction revenue increased 10.2%

•	Net income increased 16.5% to a record $19.2 million

•	Adjusted EBITDA* increased 27.5% to a fourth quarter record of $55.6 million

•	Net income per diluted share increased 18.5% to $0.64

•	Adjusted net income per diluted share* increased 27.8% to $0.92

•	In November 2019, acquired Premier Building Supply, LLC., a residential insulation and garage door installer in Utah with annual revenues of $23.0 million

•	In December 2019, acquired Gulf Coast Insulation, a spray foam and fiberglass insulation installer in Florida with annual revenues of $4.7 million

•	In December 2019, the Installed Building Products Foundation announced that the organization exceeded its goal of donating $1 million during the year to nonprofits and individuals

•	In December 2019, the company completed the repricing of its existing $200 million Term Loan B facility

“IBP achieved another strong year of record revenue and earnings,” stated Jeff Edwards, Chairman and Chief Executive Officer. “As expected, 2019 benefited from a pricing environment more in line with historical trends compared to the pricing landscape in 2018, and positive overall market dynamics. In addition, our geographic, end market, and product diversification strategies continue to strengthen our results. Revenue from commercial customers was 18.2% of total revenue in 2019, compared to 16.5% in 2018, while non-insulation revenue was 35.8% of total revenue compared to 34.4% in the prior year. In addition, 2019 was another strong year for acquisition growth as we completed eight acquisitions, representing $64 million of annual revenue during the year.”

“Our record results reflect the ongoing dedication of our more than 8,000 employees across the U.S. Our commitment to our employees through our financial wellness program, longevity stock program, and various community engagement programs continue to have a positive impact on employee retention rates as evidenced by our improved employee turnover in 2019 which remains well below the industry average.”

“As we look to the new year, the housing market remains healthy, the pricing environment continues to follow historic trends, and we expect to continue to benefit from our national platform, profit focused business model, and the increasing diversification of our business. I am extremely proud of the financial and operating accomplishments we achieved in 2019 and remain excited by the continued opportunities IBP has to grow and create even greater value for our shareholders,” concluded Mr. Edwards.

Fourth Quarter 2019 Results Overview

For the fourth quarter of 2019, net revenue was $401.2 million, an increase of 13.6% from $353.1 million in the fourth quarter of 2018. On a same branch basis, net revenue improved 9.7% from the prior year quarter. Residential same branch sales growth was 5.5% in the quarter, attributable to price gains and more favorable customer and product mix, compared to total completions growth of 16.5%. Our large commercial construction end-market had organic growth of 10.2%.

Gross profit improved 21.7% to $120.0 million from $98.6 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 29.9%, compared to 27.9% for the same period last year. Selling and administrative expense, as a percent of net revenue, was 19.6% compared to 18.7% in the prior year quarter. Adjusted selling and administrative expense*, as a percent of net revenue, was 18.6% compared to 18.0% in the prior year quarter.

Net income was $19.2 million, or $0.64 per diluted share, compared to $16.5 million, or $0.54 per diluted share, in the prior year quarter. Adjusted net income* was $27.6 million, or $0.92 per diluted share, compared to $21.8 million, or $0.72 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods and includes an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $55.6 million, a 27.5% increase from $43.6 million in the prior year quarter, largely due to higher sales and improved gross profit. Adjusted EBITDA, as a percent of net revenue, was 13.9% compared to 12.4% in the prior year quarter.

Full Year 2019 Results Overview

For the year ended December 31, 2019, net revenue was $1,511.6 million, an increase of 13.1% from $1,336.4 million in 2018. On a same branch basis, net revenue improved 8.6% from the prior year, primarily due to price gains and more favorable customer and product mix, as well as growth in the number of completed jobs. Same branch residential revenue increased 5.9% as compared to a 6.0% increase in total U.S. housing completions.

Gross profit improved 17.0% to $434.8 million from $371.6 million in the prior year. Gross margin was 28.8% compared to 27.8% in the prior year. Adjusted gross profit* as a percent of total revenue was 28.8%, compared to 27.9% for the same period last year. Selling and administrative expense, as a percentage of net revenue, was 19.1% compared to 18.9% in the prior year. Adjusted selling and administrative expense, as a percentage of net revenue was 18.4% compared to 18.1% in the prior year.

Net income was $68.2 million, or $2.28 per diluted share, compared to $54.7 million, or $1.75 per diluted share in the prior year. Adjusted net income was $98.3 million, or $3.29 per diluted share, compared to $83.5 million, or $2.67 per diluted share in the prior year.

For the full year of 2019, adjusted EBITDA* was $196.8 million, a 19.7% increase from $164.4 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, was 13.0%, compared to 12.3% in the prior year. Operating income was $121.2 million, a 30.0% increase from $93.2 million in the prior year. The incremental adjusted EBITDA margin* on same branch revenue growth was 21.0% (please refer to the Supplementary Tables at the end of this Press Release).

Net cash from operating activities was $123.1 million, an increase of 27.4% from $96.6 million in the prior year.

Stock Repurchase Program

The Company currently has approximately $60 million of remaining availability under our stock repurchase program. Our Board of Directors has approved an extension of the current program, which had been scheduled to expire on February 28, 2020, and now will remain in effect until March 1, 2021, unless extended by the Board of Directors. The Company did not make any repurchases under the program in 2019.

Under the repurchase program, the Company may purchase shares of its common stock through open market transactions, accelerated share repurchase transactions, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The program may be modified, discontinued or suspended at any time or from time to time. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

Conference Call and Webcast

The Company will host a conference call and webcast on February 27, 2020 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 27, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13698575.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 180 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and industry conditions, our financial and business model, our efforts to navigate the material pricing environment, our ability to increase selling prices, the demand for our services and product offerings, expansion of our national footprint and end markets, diversification of our products, our ability to capitalize on the new home and commercial construction recovery, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability, and expectations for demand for our services and our earnings. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, general economic and industry conditions, the material price environment, the timing of increases in our selling prices, and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net revenue	$401,231	$353,121	$1,511,629	$1,336,432
Cost of sales	281,193	254,484	1,076,809	964,841

Gross profit	120,038	98,637	434,820	371,591
Operating expenses
Selling	20,585	17,805	75,016	67,105
Administrative	58,112	48,340	214,134	185,850
Amortization	6,445	5,740	24,510	25,419

Operating income	34,896	26,752	121,160	93,217
Other expense
Interest expense, net	8,321	5,483	28,104	20,496
Other	70	118	451	535

Income before income taxes	26,505	21,151	92,605	72,186
Income tax provision	7,311	4,676	24,446	17,438

Net income	$19,194	$16,475	$68,159	$54,748

Other comprehensive (loss) income, net of tax:
Unrealized gain (loss) on cash flow hedge, net of tax (provision) benefit of ($451) and $1,106 for the three months ended December 31, 2019 and 2018, respectively, and $2,225 and $284 for the twelve months ended December 31, 2019 and 2018, respectively	1,309	(3,503)	(6,712)	(1,050)

Comprehensive income	$20,503	$12,972	$61,447	$53,698

Basic net income per share	$0.64	$0.54	$2.29	$1.76

Diluted net income per share	$0.64	$0.54	$2.28	$1.75

Weighted average shares outstanding:
Basic	29,785,548	30,321,803	29,752,644	31,107,231
Diluted	29,972,444	30,396,412	29,873,106	31,229,558

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$177,889	$90,442
Investments	37,961	10,060
Accounts receivable (less allowance for doubtful accounts of $6,878 and $5,085 at December 31, 2019 and 2018, respectively)	244,519	214,121
Inventories	74,606	61,162
Other current assets	46,974	35,760

Total current assets	581,949	411,545
Property and equipment, net	106,410	90,117
Operating lease right-of-use assets	45,691	—
Goodwill	195,652	173,049
Intangibles, net	153,562	149,790
Other non-current assets	16,215	10,157

Total assets	$1,099,479	$834,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$24,164	$22,642
Current maturities of operating lease obligations	15,459	—
Current maturities of finance lease obligations	2,747	4,806
Accounts payable	98,871	96,949
Accrued compensation	33,636	27,923
Other current liabilities	39,272	29,366

Total current liabilities	214,149	181,686
Long-term debt	545,031	432,182
Operating lease obligations	29,785	—
Finance lease obligations	3,597	3,824
Deferred income taxes	9,175	6,695
Other long-term liabilities	47,711	27,773

Total liabilities	849,448	652,160
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Common stock; $0.01 par value: 100,000,000 authorized, 32,871,504 and 32,723,972 issued and 30,016,340 and 29,915,611 shares outstanding at December 31, 2019 and 2018, respectively	329	327
Additional paid in capital	190,230	181,815
Retained earnings	173,371	105,212
Treasury stock; at cost: 2,855,164 and 2,808,361 shares at December 31, 2019 and 2018, respectively	(106,756)	(104,425)
Accumulated other comprehensive loss	(7,143)	(431)

Total stockholders’ equity	250,031	182,498

Total liabilities and stockholders’ equity	$1,099,479	$834,658

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$68,159	$54,748
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	38,862	33,306
Amortization of operating lease right-of-use assets	15,691	—
Amortization of intangibles	24,510	25,419
Amortization of deferred financing costs and debt discount	1,184	1,164
Provision for doubtful accounts	4,312	2,630
Write-off of debt issuance costs	3,725	1,164
Gain on sale of property and equipment	(140)	(1,098)
Noncash stock compensation	8,727	7,839
Deferred income taxes	5,341	470
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(29,582)	(30,166)
Inventories	(10,597)	(15,717)
Other assets	(16,959)	(4,552)
Accounts payable	947	8,146
Income taxes receivable / payable	(3,944)	10,273
Other liabilities	12,831	3,007

Net cash provided by operating activities	123,067	96,633

Cash flows from investing activities
Purchases of investments	(52,795)	(22,818)
Maturities of short term investments	25,061	42,782
Purchases of property and equipment	(50,167)	(35,232)
Acquisitions of businesses, net of cash acquired of $334 and $0, respectively	(51,706)	(57,740)
Proceeds from sale of property and equipment	761	1,958
Other	(2,887)	(3,019)

Net cash used in investing activities	(131,733)	(74,069)

Cash flows from financing activities
Proceeds from senior notes	300,000	—
Proceeds from term loan	—	100,000
Payments on term loan	(195,750)	(2,750)
Proceeds from vehicle and equipment notes payable	33,090	25,443
Debt issuance costs	(6,691)	(1,992)
Principal payments on long-term debt	(21,316)	(14,130)
Principal payments on finance lease obligations	(4,157)	(5,604)
Acquisition-related obligations	(6,732)	(3,954)
Repurchase of common stock	—	(89,363)
Surrender of common stock awards by employees	(2,331)	(2,282)

Net cash provided by financing activities	96,113	5,368

Net change in cash and cash equivalents	87,447	27,932
Cash and cash equivalents at beginning of period	90,442	62,510

Cash and cash equivalents at end of period	$177,889	$90,442

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$20,943	$20,075
Income taxes, net of refunds	22,633	4,950
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	18,907	—
Termination of operating lease obligations and right-of-use assets	(2,946)	—
Property and equipment obtained in exchange for finance lease obligations	2,809	2,208
Seller obligations in connection with acquisition of businesses	7,543	7,540
Unpaid purchases of property and equipment included in accounts payable	1,903	1,773

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net income, as reported	$19,194	$16,475	$68,159	$54,748
Adjustments for adjusted net income:
Write-off of capitalized loan costs	951	—	3,725	1,164
Share based compensation expense	2,286	1,756	8,727	7,846
Acquisition related expenses	560	800	2,058	2,674
Financial Wellness Program [1]	—	—	—	604
Branch start-up costs [2]	—	214	746	843
Retirement expense	—	—	—	824
Legal settlement	1,200	200	1,200	990
Gain on sale of assets	—	(466)	—	(831)
Amortization expense [3]	6,445	5,740	24,510	25,419
Tax impact of adjusted items at normalized tax rate [4]	(3,021)	(2,086)	(10,815)	(10,002)
2017 Tax Cuts and Jobs Act - Release of deferred tax liability [5]	—	(810)	—	(810)

Adjusted net income	$27,615	$21,823	$98,310	$83,469

Weighted average shares outstanding (diluted)	29,972,444	30,396,412	29,873,106	31,229,558
Diluted net income per share, as reported	$0.64	$0.54	$2.28	$1.75
Adjustments for adjusted net income, net of tax impact, per diluted share [6]	0.28	0.18	1.01	0.92

Diluted adjusted net income per share	$0.92	$0.72	$3.29	$2.67

[1]	Employer match upon completion of the program, net of waived executive bonuses
[2]	Addback of costs related to organic branch expansion for Alpha locations
[3]	Addback of all non-cash amortization resulting from business combinations
[4]	Normalized effective tax rate of 26.4% applied to 2019 period and 25.3% applied to 2018
[5]	Tax impacts on deferred tax and uncertain tax positions recorded as a result of the 2017 Tax Cuts and Jobs Act
[6]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Gross profit	$120,038	$98,637	$434,820	$371,591
Share based compensation expense	94	96	374	846
Financial Wellness Program [1]	—	—	—	711
Branch start-up costs [2]	—	214	746	843
Gain on sale of assets	—	(466)	—	(831)

Adjusted gross profit	$120,132	$98,481	$435,940	$373,160

Adjusted gross profit - % Total Revenue	29.9%	27.9%	28.8%	27.9%

[1]	Employer match upon completion of the program, partially offset by waived executive bonuses (see below Adjusted Selling & Administrative)
[2]	Addback of costs related to organic branch expansion for Alpha locations

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Selling expense	$20,585	$17,805	$75,016	$67,105
Administrative expense	58,112	48,340	214,134	185,850

Selling and Administrative	$78,697	$66,145	$289,150	$252,955

Share based compensation expense	2,192	1,660	8,353	7,000
Acquisition related expenses	560	800	2,058	2,674
Financial Wellness Program [1]	—	—	—	(107)
Retirement expense	—	—	—	824
Legal settlement	1,200	200	1,200	990

Adjusted Selling and Administrative	$74,745	$63,485	$277,539	$241,574

Adj. Selling and Administrative - % Total Revenue	18.6%	18.0%	18.4%	18.1%

[1]	Employer match upon completion of the program, net of waived executive bonuses

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Net income (GAAP)	$19,194	$16,475	$68,159	$54,748
Interest expense	8,321	5,483	28,104	20,496
Provision for income taxes	7,311	4,676	24,446	17,438
Depreciation and amortization	16,732	14,480	63,372	58,725

EBITDA	51,558	41,114	184,081	151,407

Acquisition related expenses	560	800	2,058	2,674
Share based compensation expense	2,286	1,756	8,727	7,846
Financial Wellness Program	—	—	—	604
Branch start-up costs	—	214	746	843
Retirement expense	—	—	—	824
Legal settlement	1,200	200	1,200	990
Gain on sale of assets	—	(466)	—	(831)

Adjusted EBITDA	$55,604	$43,618	$196,812	$164,357

Adjusted EBITDA margin	13.9%	12.4%	13.0%	12.3%

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Period-over-period Growth
Sales Growth	13.6%	17.8%	13.1%	18.0%
Same Branch Sales Growth	9.7%	11.1%	8.6%	11.5%
Single-Family Sales Growth	8.5%	16.6%	10.5%	20.0%
Single-Family Same Branch Sales Growth	3.5%	8.6%	4.8%	12.1%
Residential Sales Growth	10.0%	18.1%	10.9%	18.4%
Residential Same Branch Sales Growth	5.5%	10.9%	5.9%	11.4%
Same Branch Sales Growth
Volume Growth[1]	3.3%	3.1%	2.6%	6.1%
Price/Mix Growth[1]	6.3%	7.8%	5.4%	5.4%
Large Commercial Construction Sales Growth	10.2%	13.0%	14.3%	11.5%
U.S. Housing Market[2]
Total Completions Growth	16.5%	-7.5%	6.0%	2.8%
Single-Family Completions Growth	14.9%	-2.9%	7.6%	5.6%

[1]	Excludes the large commercial end market
[2]	U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2019	% Total	2018	% Total	2019	% Total	2018	% Total
Revenue Increase
Same Branch	$34,109	70.9%	$33,276	62.5%	$114,863	65.6%	$129,969	63.9%
Acquired	14,001	29.1%	19,976	37.5%	60,334	34.4%	73,536	36.1%

Total	$48,110	100.0%	$53,252	100.0%	$175,197	100.0%	$203,505	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$10,048	29.5%	$5,152	15.5%	$24,084	21.0%	$15,434	11.9%
Acquired	1,938	13.8%	2,262	11.3%	8,371	13.9%	7,870	10.7%

Total	$11,986	24.9%	$7,414	13.9%	$32,455	18.5%	$23,304	11.5%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net